Cypress Bioscience, Inc. Announces First Quarter 2007 Results

SAN DIEGO, CA -- 05/10/2007 -- Cypress Bioscience, Inc. (NASDAQ: CYPB) today announced its financial results for the first quarter of 2007. For the quarter ended March 31, 2007, the Company reported a net loss of approximately $1.1 million or $0.03 per share basic and diluted compared to a net loss of approximately $3.5 million or $0.11 per share basic and diluted for the corresponding period in 2006. At March 31, 2007, the Company had cash, cash equivalents and investments totaling $102.3 million.

The Company reported revenues of $1.0 million for the quarter ended March 31, 2007 compared to $1.2 million for the quarter ended March 31, 2006. The decrease in revenues during the first quarter of 2007 is primarily due to a decrease in sponsored development reimbursements during the first quarter of 2007 for costs incurred in connection with the extension trial to our first Phase III trial, which was completed during the fourth quarter of 2006, and the third Phase III trial, which was initiated during the first quarter of 2006. The revenues recognized during 2007 and 2006 consist solely of amounts earned pursuant to the Company's collaboration agreement with Forest Laboratories for the development and marketing of milnacipran, which was entered into during January 2004. Such revenues include the recognition of the upfront payment of $25.0 million on a straight-line basis over a period of 8 years, sponsored development reimbursements and funding received from Forest Laboratories for certain of our employees devoted to the development of milnacipran.

Total operating expenses for the quarter ended March 31, 2007 were $3.3 million compared to $5.8 million for the quarter ended March 31, 2006. The decrease in operating expenses for the quarter ended March 31, 2007 was primarily due to the completion of our extension trial to our first Phase III trial during the fourth quarter of 2006 and a decrease in costs incurred during the first quarter of 2007 in connection with the second Phase III trial, which was increased in size in January 2006. Also contributing to the decrease in operating expenses was the discontinuation of our OSA program during the second quarter of 2006.

About Cypress Bioscience, Inc.

Cypress is committed to be the innovator and leader in providing products that improve the treatment of Functional Somatic Syndromes, including Fibromyalgia Syndrome (FMS), and other central nervous system conditions. Cypress' strategy involves acquiring/in-licensing undervalued central nervous system active compounds and developing them for new indications.

In August 2001, Cypress licensed from Pierre Fabre Medicament its product for clinical development, milnacipran. The license agreement provides Cypress with an exclusive license to develop and sell any products with the compound milnacipran as an active ingredient for any indication in the United States and Canada. On January 9, 2004, Cypress entered into a collaboration agreement with Forest Laboratories for the development and marketing of milnacipran. The top-line results from the first Phase III trial evaluating milnacipran as a potential treatment for FMS were announced in September 2005. Although the results did not achieve statistical significance at the p < 0.05 level, Cypress believes the preliminary results support continuation of the development program for milnacipran, which includes a second Phase III study, that was commenced in October 2004, and an additional third Phase III study, that was initiated in the first quarter of 2006. We expect to announce initial results from the second Phase III trial in this current quarter.

We are continuing to evaluate various other potential strategic transactions, including the potential acquisitions of products, product candidates, technologies and companies, and other alternatives.

For more information about Cypress, please visit the Company's web site at www.cypressbio.com.

This press release, as well as Cypress' SEC filings and web site at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the potential of milnacipran to treat FMS and other related Functional Somatic Syndromes and any new potential strategic transaction. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress Annual Report on Form 10-K, the most recent Form 10-Q and any subsequent SEC filings. In addition, there is the risk that our second Phase III clinical trial evaluating milnacipran (our only product) for FMS may not achieve statistical significance on the primary endpoint and therefore, that our development of milnacipran may be terminated; that we may not announce the initial results from the second Phase III trial in this current quarter; that even if our second Phase III trial does achieve statistical significance, the FDA may not accept the first completed Phase III trial as one of the two pivotal trials required for NDA approval even if we do decide to submit it as such; that we and Forest may elect not to continue development of milnacipran for any reason; that the results from our third Phase III clinical trial may not achieve statistical significance, that we may not be able to protect our milnacipran related patents and proprietary technology; and that we may not be successful in identifying, acquiring, licensing and developing any additional product candidates or technologies or integrating any new companies. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

                              CYPRESS BIOSCIENCE, INC.
                              Condensed Financial Data
                        (In thousands except per share data)

Statement of Operations Data:

                                                       Quarters ended
                                                          March 31,
                                                       2007        2006
                                                    ----------  ----------
                                                          (unaudited)

Revenues under collaborative agreement              $      961  $    1,216

Operating expenses:
   Research and development                                995       3,608
   General and administrative                            2,267       2,158
                                                    ----------  ----------
Total operating expenses                                 3,262       5,766
                                                    ----------  ----------
Loss from operations                                    (2,301)     (4,550)

Other income, net                                        1,188       1,017
                                                    ----------  ----------
Net loss                                            $   (1,113) $   (3,533)
                                                    ==========  ==========

Net loss per share - basic and diluted              $    (0.03) $    (0.11)
                                                    ==========  ==========

Shares used in computing net loss per share -
 basic and diluted                                      32,263      32,018
                                                    ==========  ==========

Balance Sheet Data:

                                                   March 31,   December 31,
                                                      2007         2006
                                                  ------------ ------------
                                                  (unaudited)
Assets
  Cash, cash equivalents and short-term
   investments                                    $    102,256 $    102,778
  Other current assets                                     762          950
  Other non-current assets                                  94           97
                                                  ------------ ------------
    Total assets                                  $    103,112 $    103,825
                                                  ============ ============

Liabilities and Stockholders’ Equity
  Current liabilities                             $      3,848 $      4,220
  Long-term liabilities                                 11,724       12,508
  Stockholders’ equity                                  87,540       87,097
                                                  ------------ ------------
    Total liabilities and stockholders’ equity    $    103,112 $    103,825
                                                  ============ ============

CONTACT:
Sabrina Martucci Johnson
Chief Financial Officer and Executive Vice President
Mary Gieson
Investor Relations
Cypress Bioscience, Inc.
(858) 452-2323